EXHIBIT 23.3

July 16,2007

Zanett, Inc.
635 Madison Avenue, 15th Floor
New York, New York 10022

RE: Post-Effective Amendment No. 2 on Form S-1 to Registration Statement filed on Form S-2 (the “Registration Statement”)

Ladies and Gentlemen:

     We hereby consent to the references to our firm under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement. In giving this consent, we do not admit that we come within the categories of persons whose consent is required under Section 7 of the Securities Act or under the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,

DRINKER BIDDLE & REATH LLP

/s/ DRINKER BIDDLE & REATH LLP